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                                                                   EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-55324) pertaining to the Stock Option Plan for Non-Employee Directors of EXE Technologies, Inc.; the Registration Statement on Form S-8 (Registration No. 333-55320) pertaining to the 1997 Incentive and Non-Qualified Stock Option Plan of EXE Technologies, Inc.; and the Registration Statement on Form S-8 (Registration No. 333-57332) pertaining to the Former AllPoints Systems 1996 Stock Option Plan, of our report dated February 7, 2001, with respect to the consolidated financial statements of EXE Technologies, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2000.


                                       /s/ Ernst & Young LLP


Dallas, Texas
March 28, 2001